Exhibit 2.1

AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (“Amendment”) is entered into effective as of December 18, 2007, by and among (a) Quality Distribution, LLC, a Delaware limited liability company (“Buyer”), and (b) (i) Walter J. Boasso, an individual of the full age of majority, (ii) Scott Leonard, an individual of the full age of majority, (iii) Scott D. Giroir, an individual of the full age of majority, (iv) Robert E. Showalter, an individual of the full age of majority, (v) Robert E. Showalter , as trustee for The Boasso Inter Vivos Trust for Brittany Anne Boasso, (vi) Robert E. Showalter, as trustee for The Boasso Inter Vivos Trust for Walter Joseph Boasso, Jr., (vii) Robert E. Showalter, as trustee for The Boasso Inter Vivos Trust for Rory James Boasso, and (viii) Rose Mary Doyle, an individual of the full age of majority (each a “Seller” and collectively, “Sellers”).

R E C I T A L S

A. Sellers and Buyer are parties to the Stock Purchase Agreement dated effective August 2, 2007 (the “Stock Purchase Agreement”).

B. The parties desire to amend the Stock Purchase Agreement to change the definitions of the terms “Estimated Purchase Price” and “Minimum Net Working Capital” to address a decline in working capital of Target from October 31, 2006 to October 31, 2007.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment shall have the respective meanings ascribed to them in the Stock Purchase Agreement, unless otherwise defined herein.

2. Amendments. The Stock Purchase Agreement is hereby amended to delete in their entirety the definitions of the terms “Estimated Purchase Price” and “Minimum Net Working Capital” in Article 1 (Definitions) of the Stock Purchase Agreement and to substitute the following in their respective places as the new definitions of the terms “Estimated Purchase Price” and “Minimum Net Working Capital:”

“Estimated Purchase Price” means Fifty-Eight Million Three Hundred Fifty Thousand and no/100 Dollars ($58,850,000.00) minus the Target’s Long-Term Debt as of the Closing Date, as evidenced by letters in form reasonably acceptable to Buyer delivered to Buyer by the holders of such Long-Term Debt at least five Business Days before the Closing Date.

“Minimum Net Working Capital” means $10,840,339.66, which is the difference of Adjusted Net Working Capital as of October 31, 2006 minus $1,000,000.00.

3. Stock Purchase Agreement Otherwise Unaffected. Except as expressly amended hereby, the Stock Purchase Agreement is not changed by this Amendment and remains in full force and effect.

4. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Florida.

5. Headings. Section and subsection headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

6. Severability. If any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

7. Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail (including without limitation as a PDF file) shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail shall also deliver an original executed counterpart of this Amendment, but any failure to deliver, or delay in delivering, an original executed counterpart shall not affect or delay the validity, enforceability, or binding effect hereof.

IN WITNESS WHEREOF, Sellers and Buyer has caused this Amendment to be duly executed and delivered as of the date first written above.

[SIGNATURES ARE ON THE NEXT PAGE.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

BUYER:

QUALITY DISTRIBUTION, LLC

By:	/s/ TIMOTHY B. PAGE
Name:	Timothy B. Page
Title:	Senior Vice President

SELLERS:

/s/ WALTER J. BOASSO		/S/ SCOTT D. GIROIR
Walter J. Boasso		Scott D. Giroir

/s/ ROBERT E. SHOWALTER		/S/ SCOTT LEONARD
Robert E. Showalter		Scott Leonard

/s/ ROBERT E. SHOWALTER		/S/ ROBERT E. SHOWALTER
Robert E. Showalter, as Trustee for The Boasso Inter Vivos Trust for Brittany Anne Boasso		Robert E. Showalter, as Trustee for The Boasso Inter Vivos Trust for Walter Joseph Boasso, Jr.

/s/ ROBERT E. SHOWALTER /s/ Robert E. Showalter, as Trustee for The Boasso Inter Vivos Trust for Rory James Boasso		/s/ ROSE MARY DOYLE Rose Mary Doyle